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EXHIBIT 5.1

June 17, 2002

Maxwell Technologies, Inc.
8888 Balboa Avenue
San Diego, California 92123

Ladies and Gentlemen:

        I have acted in my capacity as General Counsel to Maxwell Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 559,577 authorized and previously issued shares of the Common Stock (the "Shares"), $.10 par value per share, of the Company. This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-90320), including all pre-effective and post-effective amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act.

        In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances.

        Based upon the foregoing and such other examination of law and fact as I have deemed necessary, and in reliance thereon, I am of the opinion that, the Shares are duly authorized, validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ Donald M. Roberts

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EXHIBIT 5.1